News Release

SINCLAIR REPORTS SECOND QUARTER 2024 FINANCIAL RESULTS

BALTIMORE (August 7, 2024) - Sinclair, Inc. (Nasdaq: SBGI), the "Company" or "Sinclair," today reported financial results for the three and six months ended June 30, 2024.

Highlights:
•Met second quarter Revenue guidance on Distribution and Advertising
•Exceeded second quarter Adjusted EBITDA guidance
•As of August 1, the Company has booked $146 million in political advertising for the second half of the year through Election Day; this compares to $78 million as of August 1, 2020
•Company increases full-year political advertising guidance to a range of $385 million to $410 million, representing growth of 10% to 17% compared to 2020 excluding the Georgia runoff.

CEO Comment:
"Sinclair delivered solid second-quarter results, meeting our guidance expectations across major financial metrics, including a $105 million monetization of an investment in our Ventures portfolio," commented Chris Ripley, Sinclair's President and Chief Executive Officer. "Total advertising revenue was up 11% year-over-year and distribution revenues grew by 4%. With almost 60% of our Big 4 subscribers still to be renewed this year, we are confident in our ability to grow net retrans in line with our 2-year CAGR estimates. As we enter the second half of the year, we are buoyed by strong momentum and multiple cash flow drivers. Political advertising revenue is on track to be our largest ever, with expected double-digit growth rates over the 2020 presidential election year. Coupled with growth in distribution revenues, and continued strength in core advertising trends, we are well-positioned for a robust finish to the year."

Recent Company Developments:

Content and Distribution:
•Year-to-date, Sinclair's newsrooms have won a total of 176 journalism awards, including 24 RTDNA Regional Edward R. Murrow Awards for Outstanding Journalism, 4 National Headliner Awards, and 23 regional Emmy awards.
Community:
•In June and July, the Company partnered with Feeding America® to coordinate Sinclair Cares: Summer Hunger Relief, an awareness and fundraising campaign to help provide meals to children and families across the U.S. this summer.
•Also in July, the Company announced that it has awarded scholarships to 12 university students as a part of its annual Diversity Scholarship program. Having provided more than $370,000 in tuition assistance since 2013, the annual Sinclair Broadcast Group Diversity Scholarship aims to invest in the future of the local media industry and help students from diverse backgrounds, who reflect Sinclair’s audiences nationwide, complete their education and pursue careers in local media journalism, digital storytelling, and marketing.
Investment Portfolio:
•During the second quarter, Ventures made investments of approximately $26 million in minority investments and received distributions, including exit payments, of approximately $109 million.

NextGen Broadcasting (ATSC 3.0):
•To date, the Company has launched NextGen Broadcast in 45 markets, including the recent launch of Myrtle Beach-Florence, SC. NextGen Broadcast is now available in over 75% of the TV households in Sinclair's licensed footprint.

Financial Results:
Three Months Ended June 30, 2024 Consolidated Financial Results:
•Total revenues increased 8% to $829 million versus $768 million in the prior year period. Media revenues increased 8% to $819 million versus $761 million in the prior year period.
•Total advertising revenues of $343 million increased 11% versus $309 million in the prior year period. Core advertising revenues, which exclude political revenues, were $303 million, in line with the prior year period.
•Distribution revenues of $435 million increased versus $418 million in the prior year period.
•Operating income of $64 million increased versus an operating loss of $3 million in the prior year period.
•Net income attributable to the Company was $17 million versus net loss of $89 million in the prior year period.
•Adjusted EBITDA increased 42% to $158 million from $111 million in the prior year period.
•Diluted earnings per common share was $0.27 as compared to diluted loss per common share of $1.38 in the prior year period.
Six Months Ended June 30, 2024 Consolidated Financial Results:
•Total revenues increased 6% to $1,627 million versus $1,541 million in the prior year period. Media revenues increased 6% to $1,611 million versus $1,527 million in the prior year period.
•Total advertising revenues of $664 million increased 7% versus $618 million in the prior year period. Core advertising revenues, which excludes political revenues, of $600 million were down 1% versus $609 million in the prior year period.
•Distribution revenues of $871 million increased versus $844 million in the prior year period.
•Operating income of $106 million increased versus operating income of $18 million in the prior year period.
•Net income attributable to the Company was $40 million versus net income of $96 million in the prior year period.
•Adjusted EBITDA increased 28% to $297 million from $232 million in the prior year period.
•Diluted earnings per common share was $0.61 as compared to diluted earnings per common share of $1.43 in the prior year period.

Segment financial information is included in the following tables for the periods presented. The Local Media segment consists primarily of broadcast television stations, which the Company owns, operates or to which the Company provides services, and includes multicast networks and original content. The Local Media segment assets are owned and operated by Sinclair Broadcast Group, LLC (SBG). The Tennis segment consists primarily of Tennis Channel, a cable network which includes coverage of most of tennis' top tournaments and original professional sport and tennis lifestyle shows; the Tennis Channel International subscription and streaming service; Tennis Channel Plus streaming service; T2 FAST, a 24-hours a day free ad-supported streaming television channel; and Tennis.com. Other includes non-broadcast digital solutions, technical services, and other non-media investments. For periods presented subsequent to June 1, 2023 (the date of the reorganization), the assets of the Tennis segment and Other are owned and operated by Sinclair Ventures, LLC (Ventures). The highlights below include the divestiture of Stadium (May 2, 2023).

Three months ended June 30, 2024	Local Media	Tennis	Other	Corporate and Eliminations	Consolidated
($ in millions)
Distribution revenue	$384	$51	$—	$—	$435
Core advertising revenue	285	14	9	(5)	303
Political advertising revenue	40	—	—	—	40
Other media revenue	41	2	—	(2)	41
Media revenues	$750	$67	$9	$(7)	$819
Non-media revenue	—	—	11	(1)	10
Total revenues	$750	$67	$20	$(8)	$829

Media programming and production expenses	$382	$43	$—	$—	$425
Media selling, general and administrative expenses	178	17	5	(6)	194
Non-media expenses	2	—	12	(1)	13
Amortization of program costs	18	—	—	—	18
Corporate general and administrative expenses	29	—	1	20	50
Stock-based compensation	10	—	—	—	10
Non-recurring and unusual transaction, implementation, legal, regulatory and other costs	12	—	1	6	19
Interest expense (net)(a)	71	—	(3)	—	68
Capital expenditures	23	—	—	—	23
Distributions to the noncontrolling interests	3	—	—	—	3
Cash distributions from equity investments	—	—	109	—	109
Net cash taxes paid					1

Net income					19
Operating income (loss)	83	1	—	(20)	64
Adjusted EBITDA(b)	163	7	3	(15)	158
Note: Certain amounts may not summarize to totals due to rounding differences.
(a)Interest expense (net) excludes deferred financing costs, original issue discount amortization, and other non-cash interest expense, and is net of interest income.
(b)Adjusted EBITDA is defined as earnings before interest, tax, depreciation and amortization, and non-recurring and unusual transaction, implementation, legal, regulatory and other costs, as well as certain non-cash items such as stock-based compensation expense and other gains and losses less amortization of program costs. Refer to the reconciliation at the end of this press release and the Company’s website.

Three months ended June 30, 2023	Local Media	Tennis	Other	Corporate and Eliminations	Consolidated
($ in millions)
Distribution revenue	$372	$46	$—	$—	$418
Core advertising revenue	287	14	6	(4)	303
Political advertising revenue	6	—	—	—	6
Other media revenue	34	—	—	—	34
Media revenues	$699	$60	$6	$(4)	$761
Non-media revenue	—	—	8	(1)	7
Total revenues	$699	$60	$14	$(5)	$768

Media programming and production expenses	$369	$40	$5	$(1)	$413
Media selling, general and administrative expenses	175	12	6	(3)	190
Non-media expenses	3	—	7	(1)	9
Amortization of program costs	19	—	—	—	19
Corporate general and administrative expenses	46	—	—	16	62
Stock-based compensation	10	—	—	2	12
Non-recurring and unusual transaction, implementation, legal, regulatory and other costs	18	—	4	2	24
Interest expense (net)(a)	66	—	(5)	—	61
Capital expenditures	19	—	1	—	20
Distributions to the noncontrolling interests	4	—	—	—	4
Cash distributions from equity investments	—	—	5	—	5
Net cash taxes paid					2

Net loss					(87)
Operating income (loss)	22	3	(12)	(16)	(3)
Adjusted EBITDA(b)	115	8	—	(12)	111
Note: Certain amounts may not summarize to totals due to rounding differences.
(a)Interest expense (net) excludes deferred financing costs, original issue discount amortization, and other non-cash interest expense, and is net of interest income.
(b)Adjusted EBITDA is defined as earnings before interest, tax, depreciation and amortization, and non-recurring and unusual transaction, implementation, legal, regulatory and other costs, as well as certain non-cash items such as stock-based compensation expense and other gains and losses less amortization of program costs. Refer to the reconciliation at the end of this press release and the Company’s website.

Consolidated Balance Sheet and Cash Flow Highlights of the Company:
•Total Company debt as of June 30, 2024 was $4,143 million, of which $4,127 million is SBG debt and $16 million is Ventures debt.
•Cash and cash equivalents for the Company as of June 30, 2024 was $378 million, of which $52 million is SBG cash and $326 million is Ventures cash.
•As of June 30, 2024, 42.5 million Class A common shares and 23.8 million Class B common shares were outstanding, for a total of 66.3 million common shares.
•In June, the Company paid a quarterly cash dividend of $0.25 per share.
•Capital expenditures for the second quarter of 2024 were $23 million.

Notes:
Certain reclassifications have been made to prior years' financial information to conform to the presentation in the current year.

Outlook:
The Company currently expects to achieve the following results for the three months ending September 30, 2024 and the twelve months ending December 31, 2024.

For the three months ending September 30, 2024 ($ in millions)	Local Media	Tennis	Other	Corporate and Eliminations	Consolidated
Core advertising revenue	$288 to 300	$10	$9	$(5)	$302 to 315
Political advertising revenue	113 to 128	—	—	—	113 to 128
Advertising revenue	$401 to 428	$10	$9	$(5)	$415 to 443
Distribution revenue	381 to 383	51	—	—	433 to 435
Other media revenue	41	1	—	(1)	41
Media revenues	$823 to 852	$63	$9	$(7)	$889 to 919
Non-media revenue	—	—	10	—	10
Total revenues	$823 to 852	$63	$19	$(7)	$898 to 929

Media programming & production expenses and media selling, general and administrative expenses	$569 to 574	$49	$6	$(7)	$618 to 623
Non-media expenses	2	—	12	—	14
Amortization of program costs	18	—	—	—	18
Corporate general and administrative	23	—	1	13	38
Stock-based compensation	8	—	—	—	8
Non-recurring and unusual transaction, implementation, legal, regulatory and other costs	8	—	2	—	9

Interest expense (net)(a)	71	—	(3)	—	68
Capital expenditures	24 to 26	1	—	—	25 to 27
Distributions to the noncontrolling interests	3	—	—	—	3
Cash distributions from equity investments	—	—	2	—	2
Net cash tax payments					1

Operating Income	$153 to 178	$8	$(1) to 0	$(13)	$148 to 173
Adjusted EBITDA(b)	$227 to 252	$13	$1 to 2	$(13)	$229 to 254
Note: Certain amounts may not summarize to totals due to rounding differences.
(a)Interest expense (net) excludes deferred financing costs, original issue discount amortization, and other non-cash interest expense, and is net of interest income.
(b)Adjusted EBITDA is defined as earnings before interest, tax, depreciation and amortization, and non-recurring and unusual transaction, implementation, legal, regulatory and other costs, as well as certain non-cash items such as stock-based compensation expense and other gains and losses less amortization of program costs.

For the twelve months ending December 31, 2024 ($ in millions)	Consolidated
Media programming & production expenses and media selling, general and administrative expenses	$2,471 to 2,481
Non-media expenses	$55
Amortization of program costs	$74
Corporate general and administrative	$182
Stock based compensation included in corporate, media, and non-media expenses above	$54
Non-recurring and unusual transaction, implementation, legal, regulatory and other costs included in corporate, media, and non-media expenses above	$42
Interest expense (net)(a)	$266
Capital expenditures	$93 to 98
Distributions to noncontrolling interests	$10
Cash distributions from equity investments	$189
Net cash tax payments	$6 to 10
Note: Certain amounts may not summarize to totals due to rounding differences.
(a)Interest expense (net) excludes deferred financing costs, original issue discount amortization, and other non-cash interest expense, and is net of interest income.

Sinclair Conference Call:
The senior management of Sinclair will hold a conference call to discuss the Company's second quarter 2024 results on Wednesday, August 7, 2024, at 4:30 p.m. ET. The call will be webcast live and can be accessed at www.sbgi.net under "Investor Relations/Events and Presentations." After the call, an audio replay will remain available at www.sbgi.net. The press and the public will be welcome on the call in a listen-only mode. The dial-in number is (888) 506-0062, with entry code 355312.

About Sinclair:
Sinclair, Inc. is a diversified media company and a leading provider of local news and sports. The Company owns, operates and/or provides services to 185 television stations in 86 markets affiliated with all the major broadcast networks; and owns Tennis Channel and multicast networks Comet, CHARGE!, TBD., and The Nest. Sinclair’s content is delivered via multiple platforms, including over-the-air, multi-channel video program distributors, and the nation’s largest streaming aggregator of local news content, NewsON. The Company regularly uses its website as a key source of Company information which can be accessed at www.sbgi.net.

Sinclair, Inc. and Subsidiaries
Preliminary Unaudited Consolidated Statements of Operations
(In millions, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
REVENUES:
Media revenues	$819	$761	$1,611	$1,527
Non-media revenues	10	7	16	14
Total revenues	829	768	1,627	1,541

OPERATING EXPENSES:
Media programming and production expenses	425	413	833	811
Media selling, general and administrative expenses	194	190	390	381
Amortization of program costs	18	19	37	41
Non-media expenses	13	9	25	21
Depreciation of property and equipment	25	32	50	56
Corporate general and administrative expenses	50	62	108	120
Amortization of definite-lived intangible assets	38	41	76	82
Loss on asset dispositions and other, net of impairment	2	5	2	11
Total operating expenses	765	771	1,521	1,523
Operating income (loss)	64	(3)	106	18

OTHER INCOME (EXPENSE):
Interest expense including amortization of debt discount and deferred financing costs	(76)	(76)	(152)	(150)
Gain on extinguishment of debt	—	11	1	11
Income (loss) from equity method investments	78	(1)	92	30
Other expense, net	(42)	(38)	(2)	(27)
Total other expense, net	(40)	(104)	(61)	(136)
Income (loss) before income taxes	24	(107)	45	(118)
INCOME TAX (PROVISION) BENEFIT	(5)	20	(1)	224
NET INCOME (LOSS)	19	(87)	44	106
Net loss attributable to the redeemable noncontrolling interests	—	—	—	4
Net income attributable to the noncontrolling interests	(2)	(2)	(4)	(14)
NET INCOME (LOSS) ATTRIBUTABLE TO SINCLAIR	$17	$(89)	$40	$96
EARNINGS PER COMMON SHARE ATTRIBUTABLE TO SINCLAIR:
Basic earnings per share	$0.27	$(1.38)	$0.61	$1.44
Diluted earnings per share	$0.27	$(1.38)	$0.61	$1.43
Basic weighted average common shares outstanding (in thousands)	66,189	64,012	65,172	66,862
Diluted weighted average common and common equivalent shares outstanding (in thousands)	66,189	64,012	65,296	66,947

Adjusted EBITDA is a non-GAAP operating performance measure that management and the Company’s Board of Directors uses to evaluate the Company’s operating performance and for executive compensation purposes. The Company believes that Adjusted EBITDA provides useful information to investors by allowing them to view the Company’s business through the eyes of management and is a measure that is frequently used by industry analysts, investors and lenders as a measure of relative operating performance.

Adjusted EBITDA is provided on a forward-looking basis under the section entitled “Outlook” above. The Company has not included a reconciliation of projected Adjusted EBITDA to net income, which is the most directly comparable GAAP measure, for the periods presented in reliance on the unreasonable efforts exception provided under Item 10(e)(1)(i)(B) of Regulation S-K. The Company’s projected Adjusted EBITDA excludes certain items that are inherently uncertain and difficult to predict including, but not limited to, income taxes. Due to the variability, complexity and limited visibility of the adjusting items that would be excluded from projected Adjusted
EBITDA in future periods, management does not rely upon them for internal use or measurement of operating performance, and therefore cannot create a quantitative projected Adjusted EBITDA to net income reconciliation for the periods presented without unreasonable efforts. A quantitative reconciliation of projected Adjusted EBITDA to net income for the periods presented would imply a degree of precision and certainty as to these future items that does not exist and could be confusing to investors. From a qualitative perspective, it is anticipated that the differences between projected Adjusted EBITDA to net income for the periods presented will consist of items similar to those described in the reconciliation of historical results below. The timing and amount of any of these excluded items could significantly impact the Company’s net income for a particular period. When planning, forecasting and analyzing future periods, the Company does so primarily on a non-GAAP basis without preparing a GAAP analysis.

In addition to the reconciliation of Adjusted EBITDA to its most directly comparable GAAP measure, net income, below, the Company also discloses a reconciliation of the Adjusted EBITDA of its segments to its more directly comparable GAAP measure, segment operating income.

Non-GAAP measures are not formulated in accordance with GAAP, are not meant to replace GAAP financial measures and may differ from other companies’ uses or formulations. Further discussions and reconciliations of the Company's non-GAAP financial measures to their most directly comparable GAAP financial measures can be found on its website www.sbgi.net.

Sinclair, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measurements - Unaudited
All periods reclassified to conform with current year GAAP presentation and Adjusted EBITDA definitional change due to routine SEC comment process
(in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Reconciliation of Consolidated Sinclair, Inc. Net Income to Consolidated Adjusted EBITDA
Net income (loss)	$19	$(87)	$44	$106
Add: Income tax provision (benefit)	5	(20)	1	(224)
Add: Other expense (income)	2	(3)	(26)	(3)
Add: (Income) loss from equity method investments	(78)	1	(92)	(30)
Add: Loss from other investments and impairments	47	52	45	53
Add: Gain on extinguishment of debt/insurance proceeds	(1)	(11)	(3)	(11)
Add: Interest expense	76	76	152	150
Less: Interest income	(6)	(11)	(15)	(23)
Less: Loss on asset dispositions and other, net of impairment	2	5	2	11
Add: Amortization of intangible assets & other assets	38	41	76	82
Add: Depreciation of property & equipment	25	32	50	56
Add: Stock-based compensation	10	12	38	35
Add: Non-recurring and unusual transaction, implementation, legal, regulatory and other costs	19	24	25	30
Adjusted EBITDA	$158	$111	$297	$232

Three months ended June 30, 2024	Local Media	Tennis	Other
($ in millions)
Total revenues	$750	$67	$20
Media programming and production expenses	382	43	—
Media selling, general and administrative expenses	178	17	5
Depreciation and intangible amortization expenses	58	6	—
Amortization of program costs	18	—	—
Corporate general and administrative expenses	29	—	1
Non-media expenses	2	—	12
Loss on asset dispositions and other, net of impairment	—	—	2
Segment operating income	$83	$1	$—

Reconciliation of Segment GAAP Operating Income to Segment Adjusted EBITDA:
Segment operating income	$83	$1	$—
Depreciation and intangible amortization expenses	58	6	—
Loss on asset dispositions and other, net of impairment	—	—	2
Stock-based compensation	10	—	—
Non-recurring and unusual transaction, implementation, legal, regulatory and other costs	12	—	1
Segment Adjusted EBITDA	$163	$7	$3

Three months ended June 30, 2023	Local Media	Tennis	Other
($ in millions)
Total revenues	$699	$60	$14
Media programming and production expenses	369	40	5
Media selling, general and administrative expenses	175	12	6
Depreciation and intangible amortization expenses	67	5	1
Amortization of program costs	19	—	—
Corporate general and administrative expenses	46	—	—
Non-media expenses	3	—	7
(Gain) loss on asset dispositions and other, net of impairment	(2)	—	7
Segment operating income (loss)	$22	$3	$(12)

Reconciliation of Segment GAAP Operating Income to Segment Adjusted EBITDA:
Segment operating income (loss)	$22	$3	$(12)
Depreciation and intangible amortization expenses	67	5	1
(Gain) loss on asset dispositions and other, net of impairment	(2)	—	7
Stock-based compensation	10	—	—
Non-recurring and unusual transaction, implementation, legal, regulatory and other costs	18	—	4
Segment Adjusted EBITDA	$115	$8	$—

Forward-Looking Statements:
The matters discussed in this news release, particularly those in the section labeled “Outlook,” include forward-looking statements regarding, among other things, future operating results. When used in this news release, the words “outlook,” “intends to,” “believes,” “anticipates,” “expects,” “achieves,” “estimates,” and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including and in addition to the assumptions set forth therein, but not limited to, the rate of decline in the number of subscribers to services provided by traditional and virtual multi-channel video programming distributors (“Distributors”); the Company’s ability to generate cash to service its substantial indebtedness; the successful execution of outsourcing agreements; the successful execution of retransmission consent agreements; the successful execution of network and Distributor affiliation agreements; the Company’s ability to identify and consummate acquisitions and investments, to manage increased financial leverage resulting from acquisitions and investments, and to achieve anticipated returns on those investments once consummated; the Company’s ability to compete for viewers and advertisers; pricing and demand fluctuations in local and national advertising; the appeal of the Company’s programming and volatility in programming costs; material legal, financial and reputational risks and operational disruptions resulting from a breach of the Company’s information systems; the impact of FCC and other regulatory proceedings against the Company; compliance with laws and uncertainties associated with potential changes in the regulatory environment affecting the Company’s business and growth strategy; the impact of pending and future litigation claims against the Company; the Company’s limited experience in operating or investing in non-broadcast related businesses; and any risk factors set forth in the Company’s recent reports on Form 10-Q and/or Form 10-K, as filed with the Securities and Exchange Commission. There can be no assurances that the assumptions and other factors referred to in this release will occur. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements except as required by law.
###

Investor Contacts:
Christopher C. King, VP, Investor Relations
Billie-Jo McIntire, AVP, Investor Relations
(410) 568-1500

Media Contact:
Sinclair@5wpr.com

Category: Financial